                                                                    EXHIBIT 11.1

                        PETSMART, INC. AND SUBSIDIARIES
                       STATEMENT OF COMPUTATION OF COMMON
                        AND COMMON EQUIVALENT SHARES AND
                             EARNINGS PER SHARE(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        FISCAL YEAR
                                                                  --------------------------------------------------------
PRIMARY(2)                                                           1996       1995        1994        1993       1992
----------------------------------------------------------------  ----------  ---------  ----------  ----------  ---------
Weighted average common shares outstanding......................     112,520    108,387     105,443      89,015     25,608
Incremental common equivalents from nonredeemable convertible
  preferred stock issued prior to May 4, 1992...................                                                     5,358
Incremental common equivalents from nonredeemable convertible
  preferred stock issued subsequent to May 4, 1992..............                                                     4,058
Incremental common equivalents from redeemable convertible
  preferred stock issued prior to May 4, 1992...................                                                    35,790
Incremental common equivalents from options and warrants........       5,706
                                                                  ----------  ---------  ----------  ----------  ---------
Weighted average shares outstanding.............................     118,226    108,387     105,443      89,015     70,814
                                                                  ----------  ---------  ----------  ----------  ---------
                                                                  ----------  ---------  ----------  ----------  ---------
Net income (loss)...............................................  $   20,591  $  (5,436) $  (11,620) $  (10,301) $     (30)
Accretion of redeemable convertible preferred stock.............      --         (1,582)     (1,921)     (1,521)    (2,736)
                                                                  ----------  ---------  ----------  ----------  ---------
Net income (loss) applicable to holders of common stock.........  $   20,591  $  (7,018) $  (13,541) $  (11,822) $  (2,766)
                                                                  ----------  ---------  ----------  ----------  ---------
                                                                  ----------  ---------  ----------  ----------  ---------
Net income (loss) per share applicable to holders of common
  stock.........................................................  $     0.17  $   (0.06) $    (0.13) $    (0.13) $   (0.04)
                                                                  ----------  ---------  ----------  ----------  ---------
                                                                  ----------  ---------  ----------  ----------  ---------

------------------------

(1) This exhibit should be read with The Company and its Significant Accounting Policies--Income (Loss) Per Common Share in Note 1 to the PETsMART, Inc. and Subsidiaries consolidated financial statements. All share and per share amounts have been restated to reflect the Company's 2-for-1 stock split effected as a stock dividend paid July 19, 1996 to stockholders of record on July 8, 1996, and the Company's 3-for-2 stock split effected as a stock dividend paid May 1, 1995 to stockholders of record on April 17, 1995.

(2) Primary and Fully Diluted earnings per share are the same for all periods presented.